UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2017 (July 2, 2017)

Bankrate, Inc.

Delaware	1-35206	65-0423422
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, 22nd Floor

New York, New York 10019

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (917) 368-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On July 2, 2017, Bankrate, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Red Ventures Holdco, LP, a North Carolina limited partnership (“Parent”), and Baton Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. The Merger Agreement provides that each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock owned by the Company, Parent, Merger Sub or any wholly owned subsidiary of the Company and shares of Common Stock owned by stockholders of the Company who properly demand and do not withdraw a demand for, or lose their right to, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) will at the Effective Time automatically be cancelled and converted into the right to receive $14.00 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time and unless otherwise agreed between Parent and a holder of a Company equity award, (i) each option to acquire shares of Common Stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive an amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price of such option, multiplied by (B) the number of shares subject to such option, and (ii) each restricted stock award and restricted stock unit award that is outstanding immediately prior to the Effective Time will (A) become fully vested, in the case of any such award that vests solely based on continued service, or (B) become vested to the extent provided for in the underlying award agreement, in the case of any such award that vests based on performance, and will, in each case, be converted into the right to receive an amount in cash equal to the Merger Consideration in respect of each vested share of Common Stock subject to such award.

The Company’s board of directors (the “Company Board”) has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. The obligation of the parties to complete the Merger is subject to customary closing conditions, including, among others, (i) the adoption of the Merger Agreement by a majority of outstanding shares of Common Stock entitled to vote thereon (the “Company Stockholder Approval”), (ii) the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law, order or injunction of a court or governmental entity of competent jurisdiction prohibiting the consummation of the Merger, (iv) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain qualifications), (v) the performance by the parties of their respective obligations under the Merger Agreement in all material respects and (vi) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) after the date of the Merger Agreement.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in all material respects in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, and not to engage in specified types of transactions during this period, subject to certain exceptions, (ii) to convene a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, and (iii) subject to certain exceptions, not to solicit certain alternative acquisition proposals, engage in discussions or negotiations with respect to such proposals or provide non-public information in connection with such proposals. Subject to certain exceptions, the Company Board is required to recommend that the Company’s stockholders adopt the Merger Agreement and may not withhold, withdraw, qualify or modify in a manner adverse to Parent such recommendation or take certain similar actions which are referred to in the Merger Agreement as a Change of Recommendation. However, the Company may, prior to the time the Company Stockholder Approval is obtained, make a Change of Recommendation in connection with a Superior Proposal or Intervening Event (each as defined in the Merger Agreement) if the Company complies with certain notice and other requirements.

Parent has obtained debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to customary conditions.

The Merger Agreement contains certain termination rights, including the right of either party to terminate the Merger Agreement if the Merger is not consummated on or before December 21, 2017 or if the Company Stockholder Approval is not obtained at a meeting of the Company’s stockholders at which a vote on the adoption of the Merger Agreement is taken, the right of the Company to terminate the Merger Agreement if Parent fails to consummate the Merger following satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and completion of a specified marketing period for Parent’s debt financing, and the right of Parent to terminate the Merger Agreement if the Company Board effects a Change of Recommendation. The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of approximately $37.7 million. The Merger Agreement further provides that Parent will be required to pay the Company a termination fee of approximately $87.9 million if the Merger Agreement is terminated under specified circumstances.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger

Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the SEC.

Voting Agreement

In connection with the execution of the Merger Agreement, Parent entered into a voting agreement (the “Voting Agreement”) with Ben Holding S.à r.l., a stockholder of the Company (the “Stockholder”). Subject to the terms and conditions set forth therein, the Stockholder has agreed, among other things, to vote the shares of Common Stock over which it has voting power in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, against alternative acquisition proposals, and against any other action or agreement that would reasonably be expected to result in a material breach of the Merger Agreement by the Company or prevent, materially impair or materially delay the consummation of the Merger. The aggregate number of shares covered by the voting obligations set forth in the Voting Agreement shall automatically be reduced (on a pro rata basis with each other stockholder of the Company who executes a similar voting agreement with Parent in connection with the Merger Agreement and the transactions contemplated thereby, if any) to the extent necessary in order that the aggregate number of shares subject to the Voting Agreement, together with all other shares of Common Stock subject to such other voting agreements, if any, represents no more than 39.9% of the shares of Common Stock outstanding and entitled to vote. The Voting Agreement also contains certain restrictions on the transfer of shares of Common Stock by the Stockholder. The Voting Agreement will terminate upon the earlier of the consummation of the Merger, the termination of the Merger Agreement in accordance with its terms or a Change of Recommendation by the Company Board in connection with a Superior Proposal (as defined in the Merger Agreement) pursuant to the Merger Agreement.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit A to Exhibit 2.1 and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2017, the Company entered into amended and restated employment agreements (collectively, the “Amended Employment Agreements”) with each of Kenneth S. Esterow, the Company’s President and Chief Executive Officer, Steven D. Barnhart, the Company’s Senior Vice President and Chief Financial Officer, James R. Gilmartin, the Company’s Senior Vice President, General Counsel, and Corporate Secretary, K. Scott Kim, the Chief Executive Officer of the Company’s Bankrate.com division, and Christopher J. Speltz, the Chief Executive Officer of the Company’s Bankrate Credit Cards division (collectively, the “Executives”). The Amended Employment Agreements provide for an initial term that expires on December 31, 2019 (subject to automatic renewal for successive 12-month periods thereafter, absent a notice of non-renewal being delivered by either party in accordance with the Amended Employment Agreement), a minimum base salary ($550,000 in the case of Mr. Esterow, $454,750 in the case of Mr. Barnhart, $347,750 in the case of Mr. Gilmartin, and $414,000 in the case of Messrs. Kim and Speltz), a target bonus opportunity (110% of base salary in the case of Mr. Esterow, 75% of base salary in the case of Messrs. Barnhart, Kim, and Speltz, and 66% in the case of Mr. Gilmartin), and participation in equity compensation and employee benefit plans as in effect for similarly situated executives from time to time.

Under the Amended Employment Agreements, if an Executive’s employment is terminated by the Company without “cause” or by the Executive with “good reason” and such termination of employment occurs outside the two-year period following a “change in control” (as each such term is defined in the applicable Amended Employment Agreement), then, subject to his execution and non-revocation of a general release of claims in favor of the Company, the applicable Executive will be entitled to receive: (1) an amount in cash equal to the product of 1.0 (1.5, in the case of Mr. Esterow) multiplied by the Executive’s base salary, (2) a prorated annual bonus for the year of termination based on actual performance, (3) an amount in cash equal to the product of 1.67 multiplied by the employer portion of the monthly cost of providing health benefits to the Executive multiplied by 12 (18, in the case of Mr. Esterow), and (4) outplacement services not to exceed $20,000.

If such termination of employment occurs during the two-year period following a change in control, then, subject to his execution and non-revocation of a general release of claims in favor of the Company, the applicable Executive will be entitled to receive: (1) an amount in cash equal to the product of 1.5 (2.0, in the case of Mr. Esterow) multiplied by the sum of the Executive’s base salary and target bonus opportunity, (2) a prorated annual bonus for the year of termination based on target performance, (3) an amount in cash equal to the product of 1.67 multiplied by the employer portion of the monthly cost of providing health benefits to the Executive multiplied by 18 (24, in the case of Mr. Esterow), and (4) outplacement services not to exceed $20,000. In addition, the Amended Employment Agreements provide for indemnification by the Company for any excise taxes that would otherwise be payable by an Executive under Sections 280G and 4999 of the Internal Revenue Code such that the applicable Executive will be put in the same after-tax position as if the excise tax had not been imposed.

The indemnification provision described in the preceding sentence applies only if the Company experiences a change in control prior to the end of 2018.

The Amended Employment Agreements include various restrictive covenants in favor of the Company, including a confidentiality covenant and one-year post-termination noncompetition and nonsolicitation covenants.

The foregoing description of the Amended Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Employment Agreements, which are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of July 2, 2017, by and among Red Ventures Holdco, LP, Baton Merger Corp. and Bankrate, Inc.†

10.1	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and Kenneth S. Esterow.

10.2	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and Steven D. Barnhart.

10.3	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and James R. Gilmartin.

10.4	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and K. Scott Kim.

10.5	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and Christopher J. Speltz.

†	Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or similar attachments upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or attachments so furnished.

Additional Information and Where to Find It

This communication relates to the proposed Merger transaction involving Bankrate, Inc. (the “Company”). In connection with the proposed Merger, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, www.bankrate.com. In addition, the documents (when available) may be obtained free of charge by directing a request to Ken Stelzer by email at Ken.Stelzer@Bankrate.com or by calling 917-438-9544.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s Common Stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2017 annual meeting of stockholders, which was filed with the SEC on April 28, 2017, and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the failure to obtain the Company Stockholder Approval or the failure to satisfy any of the other conditions to the completion of the transaction; the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, providers, advertisers, partners and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the Merger; and other factors detailed in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2016 and the Company’s other filings with the SEC, which are available at http://www.sec.gov and on the Company’s website at www.bankrate.com. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKRATE, INC.

Date: July 7, 2017	By:	/s/ Steven D. Barnhart
	Name:	Steven D. Barnhart
	Title:	SVP, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of July 2, 2017, by and among Red Ventures Holdco, LP, Baton Merger Corp. and Bankrate, Inc.†

10.1	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and Kenneth S. Esterow.

10.2	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and Steven D. Barnhart.

10.3	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and James R. Gilmartin.

10.4	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and K. Scott Kim.

10.5	Amended and Restated Executive Employment Agreement, dated as of July 2, 2017, by and between Bankrate, Inc. and Christopher J. Speltz.

†	Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or similar attachments upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or attachments so furnished.